On January 28, 2010, the Audit Committee of the Board of Directors of the Funds approved the engagement of Cohen Fund Audit Services, Ltd. ("Cohen") to serve as the Funds' independent registered public accounting firm for the Funds' fiscal year ended November 30, 2010. During the Funds' fiscal years ended November 30, 2008 and November 30, 2009 and through January 28, 2010, neither the Funds, nor any of the Growth Fund, MidCap Fund or Bond Fund, nor anyone on any of their behalf, consulted with Cohen regarding: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Funds' financial statements; or (ii) any matter that was the subject of a disagreement (as defined in paragraph (a)(1)(iv) and the related instructions of Item 304 of Regulation S-K) or a reportable event (as described in paragraph (a)(1)(v) of such Item 304).

The selection of Cohen does not reflect any disagreements with or dissatisfaction by the Funds or the Audit Committee or the Board of Directors with the performance of the Funds' prior independent registered public accounting firm, PricewaterhouseCoopers, LLP ("PwC"). The January 28, 2010 decision to dismiss PwC, effective as of the completion of the Funds' audit for the fiscal year ended November 30, 2009, was approved by the Audit Committee of the Board of Directors of the Funds.

PwC's reports on the Funds' financial statements for the fiscal years ended November 30, 2008 and November 30, 2009 did not contain any adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope, or accounting principles. During the Funds' fiscal years ended November 30, 2008 and November 30, 2009, and through January 28, 2010: (i) there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference to the subject matter of the disagreement in connection with its reports on the Funds' financial statements for such years; and (ii) there were no "reportable events" of the kind described in Item 304(a)(1)(v) of Regulation S-K.